Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-19180, 33-89896, 33-25244 and 33-87626 of Analysts International Corporation on Form S-8 of our report dated March 5, 2004 which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and certain intangibles in 2002, incorporated by reference in this Annual Report on Form 10-K of Analysts International Corporation for the year ended January 3, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 16, 2004